☐ As filed with the Securities and Exchange Commission on December [ ], 2008	Registration No. ___________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIRTUS INVESTMENT PARTNERS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4191764
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Pearl Street, 9th Floor
Hartford, CT 06103
 (Address, including Zip Code, of Principal Executive Offices)

Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan
Virtus Investment Partners, Inc.  Excess Investment Plan
(Full Title of the Plan)

Kevin J. Carr, Esq.
Virtus Investment Partners, Inc.
100 Pearl Street, 9th Floor
Hartford, CT 06103
(800) 248-7971

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)

With a copy to:
Warren J. Casey, Esq.
Day Pitney LLP
P.O. Box 1945
Morristown, New Jersey 07962-1945
(973) 966-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,800,000(1)	$25.50(2)	$45,900,000	$1,803.87
Deferred Compensation Obligations(3)	$4,000,000	100%	$4,000,000	$157.20(4)

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of Common Stock that may be issuable as a result of a stock split, stock dividend, or similar transactions under the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan (the “Plan”).

(2)	Estimated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the amount of the registration fee.

(3)
The Deferred Compensation Obligations are unsecured obligations of Virtus Investment Partners, Inc. to pay deferred compensation in the future to eligible participants in accordance with the terms of the Virtus Investment Partners, Inc. Excess Investment Plan (the “Excess Incentive Plan”).

(4)	Based upon estimated obligations in the amount of $4,000,000, used solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.                  Plan Information

ITEM 2.                  Registrant Information and Employee Plan Annual Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                  Incorporation of Documents by Reference

The following documents filed by Virtus Investment Partners, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(i)           The Company’s registration statement on Form 10 (File No. 001-10994) filed with the Commission on June 30, 2008, as amended, including the description of the Company’s common stock contained therein, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934,  after the date of this registration statement (the “Registration Statement”) and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                  Description of Securities

The deferred compensation obligations under the Excess Investment Plan are unsecured general obligations of the Company to pay the deferred compensation of participants in the plan. The deferred compensation obligations under the plan will rank equally with the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding.

The amount of compensation which may be deferred by each participant is determined in accordance with the terms of the Excess Investment Plan and is based on elections by the participants.  Participants designate the funds (in any combination of the funds offered as investment options under the plan) in which their hypothetical account balances will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to their accounts.

The rate of return earned on a participant’s hypothetical account balance is based on the actual performance of the funds in which he or she is deemed invested. The participant may change his or her choice of funds at any time.  All amounts credited under the Excess Investment Plan, with the exception of any matching contributions which may be made by the Company, are immediately vested.

Under the Excess Investment Plan, each participant’s account will be payable only in cash upon a scheduled distribution date or the participant’s retirement, long-term disability, death or other employment termination in accordance with the terms of the plan and subject to Section 409A of the Internal Revenue Code.  A participant may also receive a distribution earlier than initially elected in the event of an unforeseeable emergency.

The Company may amend or terminate the plan at any time in accordance with the terms of the plan.

ITEM 5.                  Interests of Named Experts and Counsel

Not applicable.

ITEM 6.                  Indemnification of Directors and Officers

The Company is a Delaware corporation.  Pursuant to Section 102 of the General Corporation Law of the State of Delaware, the Company has provided in its Certificate of Incorporation that no director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, authorized the unlawful payment of a dividend or approved an unlawful stock repurchase or redemption, or derived an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation against all cost actually and reasonably incurred by him in connection with such suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation.  Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in the right of a corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that such person shall not have been adjudged liable for negligence or misconduct in the performance of his duty to the corporation.

Section 6.04 of Article VI of the By-laws of the Company provides in effect that the Company shall indemnify its directors, officers and employees to the extent permitted by the General Corporation Law of the State of Delaware.

The Company maintains directors’ and officers’ liability insurance which, subject to policy limits, indemnifies directors and officers for losses as a result of claims based upon certain acts or omissions as directors and officers of the Company.

ITEM 7.                  Exemption from Registration Claimed

Not applicable.

ITEM 8.                  Exhibits

4.1	Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan (incorporated herein by reference to Exhibit 10.5 to the Company Form 10, filed June 30, 2008 as amended)
4.2	Virtus Investment Partners, Inc. Excess Investment Plan (incorporated herein by reference to Exhibit 10.6 to the Company Form 10, filed June 30, 2008 as amended)
5.1	Opinion of Day Pitney LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Day Pitney LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney

ITEM 9.                  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on December 19, 2008.

VIRTUS INVESTMENT PARTNERS, INC.

By:	/s/ George R. Aylward, Jr.
George R. Aylward, Jr.
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ George R. Aylward, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)
George R. Aylward, Jr.

/s/ Michael A. Angerthal	Chief Financial Officer (Principal Financial Officer and Principal Accounting
Michael A. Angerthal	Officer)

INDEX TO EXHIBITS

4.1	Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan (incorporated herein by reference to Exhibit 10.5 to the Company Form 10, filed June 30, 2008 as amended)
4.2	Virtus Investment Partners, Inc. Excess Investment Plan (incorporated herein by reference to Exhibit 10.6 to the Company Form 10, filed June 30, 2008 as amended)
5.1	Opinion of Day Pitney LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Day Pitney LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney